Exhibit 99.1

For Immediate Release
FOUR RIVERS BIOENERGY INC.
AGREES TO BUY KREIDO STT TECHNOLOGY AND OTHER ASSETS
Camarillo, Calif. and Calvert City, Kentucky January 29, 2009 — Kreido Biofuels, Inc. (OTC BB: KRBF.OB) today jointly announced with Four Rivers BioEnergy Inc. (OTC BB: FRBE.OB) that, after exploring alternatives to secure value from the Kreido assets and the STT® technology, Kreido has agreed to sell substantially all of its assets to Four Rivers.
Kreido is selling the specified assets for $2.8 million in cash, the assumption by Four Rivers of $260,000 of Kreido purchase orders and contracts, 1,200,000 Four Rivers shares of common stock and warrants to purchase up to 200,000 Four Rivers shares of common stock, exercisable at $8 per share for a period of five years. The shares issued in the transaction and underlying the warrants will be unregistered, but carry piggy back registration rights. The shares issued at closing will be subject to a 360 day lock up. Kreido intends to hold the shares until they can be distributed to its shareholders or otherwise transferred or sold. The sales proceeds will be used by Kreido to satisfy its creditors. Kreido will pursue the sale of its remaining assets and may identify another business activity beneficial to Kreido shareholders to pursue in the future. Certain of the Kreido employees, with deep technology expertise, will be available to assist Four Rivers after consummation of the transaction pursuant to separate agreements.
The sale of the assets is subject to Kreido shareholder approval and satisfaction of closing conditions by both parties. Kreido intends promptly to solicit proxies for approval of the agreement and sale, in order to close the transaction by the end of March 2009, if not sooner.
Ben Binninger, Kreido Chief Executive Officer stated, “I’m pleased to see Kreido’s technology in the hands of Four Rivers to pursue our goal of commercializing this transformational technology. We continue to believe that the patented STT® technology has the ability to deliver superior economics for biodiesel and other materials processing applications.”
Gary Hudson, CEO of Four Rivers, stated, “This acquisition is a significant component of our business development and expansion strategy. We look forward to realizing the potential of the STT® proprietary biodiesel technology to deliver meaningful operating efficiencies. Four Rivers intends to pursue commercialization of the STT® technology in the construction of a biodiesel plant on its existing site in Kentucky and in other applications. Four Rivers believes that the STT® technology provides the critical flexibility to be able to use a variety of vegetable feedstocks and can be placed in numerous facilities worldwide.

About Kreido
Kreido Biofuels, Inc. developed the STT® system, a proprietary process intensification technology that offers a complete modular biodiesel production system. The STT® system is designed to improve production efficiency and flexibility while using less equipment and infrastructure. STT is a registered USPTO trademark. For more information about Kreido Biofuels, visit www.kreido.com.
About Four Rivers
Four Rivers is a development stage integrated bioenergy company in Calvert City, Kentucky, in the early stages of the design and development of its initial facility, capitalizing upon an extensive permitted site with excellent waterborne logistics. Four Rivers is run by a dedicated team highly experienced in the construction, operation and trading risk management of biofuel and petrochemical plants and mergers and acquisitions. In tandem with the Calvert City development, Four Rivers intends to pursue selective acquisitions of undervalued traditional plants to build shareholder value. To find out more about Four Rivers Bioenergy, Inc., visit our website at www.riv4ers.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on managements’ good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the companies, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The companies discussed in this release are not obligated to update their forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of each company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.
For further information regarding Kreido please contact:
Ina McGuinness
ICR, Inc.
310.954.1100
For further information regarding Four Rivers please contact:
Gary Hudson, President and CEO
Tel: +44 161 408 0126 or alternatively +1 270 282 0926
Email: garyhudson@riv4ers.com
Stephen Padgett, Vice President and Executive Director
Tel: +1 270 395 0176
Email: stephenpadgett@riv4ers.com